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                                                                    EXHIBIT 99.4

                              CONSULTING AGREEMENT*

        THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of this 24th day of February, 1998, by and between Wonderware Corporation, a Delaware corporation (the "Company"), and __________________ (the "Consultant").


                              W I T N E S S E T H:


         WHEREAS, the Company is a party to an Agreement and Plan of Merger, dated February 24th, 1998, by and among the Company, Siebe plc, WDR Acquisition Corp. and WDR Sub Corp. (the "Merger Agreement");

        WHEREAS, subject to certain conditions precedent, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company during the Consulting Term (as defined below), upon the terms and conditions set forth herein;

        WHEREAS, the parties desire to set forth the exact nature of the amount of compensation and benefits to be provided to the Consultant and the rights and obligations of the Company and the Consultant pursuant to this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereto agree as follows:

        1. Term. The term of the retention of the Consultant hereunder shall not commence unless the Offer (as defined in the Merger Agreement) is consummated. If the Offer is consummated and Consultant shall terminate his employment with the Company, the term of the consulting arrangement hereunder shall commence immediately after the termination by the Consultant of his employment with the Company, and shall continue in full force and effect until the second anniversary thereafter, unless earlier terminated as provided herein (the "Consulting Term").

        2.     Compensation.

              (a) Consulting Fee. In consideration of the performance by the Consultant of the Consultant's obligations during the Consulting Term, the Company will during the Consulting Term pay the Consultant a consulting fee (the "Consulting Fee") at an annual rate of $25,000.* The Consulting Fee shall be payable in accordance with the normal payroll practices of the Company then in effect.

               (b) Taxes. The parties hereto acknowledge that the Consultant shall be acting as an "independent contractor" during the Consulting Term. Nevertheless, the


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*  The Consulting Agreement with Jeffrey Kissling includes the following language at the end of the first sentence of Section 2(a): "plus an initial fee upon consummation of the Offer of $60,000."


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Consulting Fee, and all other forms of compensation, if any, paid or owing to or earned by the Consultant, shall be subject to all applicable taxes and other amounts, if any, required to be withheld by the Company pursuant to federal, state or local law. The Consultant shall be solely responsible for all taxes imposed on the Consultant attributable to any cash or non-cash compensation and benefits provided by the Company.

               (c) Lack of Employee Benefits. During the Consulting Term, the Consultant shall not be entitled to any benefits ordinarily accrued to employees, officers or directors of the Company.

        3.     Consulting Services.

               The advisory and consulting services to be provided by the Consultant pursuant to this Section 3 shall be rendered on a non-exclusive basis as an independent contractor. The Consultant agrees to be available, upon reasonable request, for consultation and advice on matters relating to the business of the Company for at least 10 hours during each month during the Consulting Period, which consultation and advice may be mutually agreed to be by telephonic conversation and/or written report.

        4.     Consultant Covenants.

               (a) Unauthorized Disclosure. The Consultant agrees and understands that in the Consultant's position with the Company, the Consultant has been exposed to and has received information relating to the business affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Consultant's duties, services and responsibilities hereunder may require disclosure, the Consultant agrees that during the Consulting Term and thereafter the Consultant will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of this Agreement, the Consultant will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Consultant during or prior to the Consulting Term.

               (b) Non-competition. By and in consideration of the Company's entering into this Agreement and the Consulting Fees and severance benefits to be provided by the Company hereunder and otherwise, and further in consideration of the Consultant's exposure to the proprietary information of the Company, the Consultant agrees that the Consultant will not, during the Consulting Term, directly or indirectly, own, manage, operate, join, control, be



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employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including, but not limited to, holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with, any Competing Enterprise. For purposes of this paragraph, the term "Competing Enterprise" means any person or entity engaged in the development, marketing and sale of industrial automation and process control software products or other business conducted by the Company or Siebe Control Systems Division. The prohibition of this clause (c) shall not be deemed to prevent Consultant from owning 2% or less of any class of equity securities of an entity that has a class of equity securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

               (c) Non-solicitation. In consideration of the Consulting Fees, during the Consulting Term, the Consultant shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who at any time during the Consulting Term was an employee or customer of the Company or otherwise had a material business relationship with the Company.

               (d) Remedies. The Consultant acknowledges and agrees that the provisions of this Section 4 are reasonable and that the Company would not have entered into this Agreement without the inclusion herein of such provisions. The Consultant agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company or its affiliates for which the Company or its affiliates would have no adequate remedy at law; the Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company or its affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Consultant and/or any and all persons and/or entities acting for and/or with the Consultant, without having to prove damages, in addition to any other remedies to which the Company or its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Consultant.

        The provisions of subsections (a), (b), (c) and (d) of this Section 4 shall survive any termination of this Agreement. The existence of any claim or cause of action by the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 4.

               (f) "Company". For the purposes of this Section 4, the term "Company" shall mean, collectively, Wonderware Corporation, a Delaware corporation, and its successors, assigns and nominees, and all individuals, corporations and other entities that directly, or indirectly through one or more intermediaries, control or are controlled by or are under common control with any of the foregoing.



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        5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, or (ii) if mailed, three (3) business days after having been placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth below:

        If to the Company:

               Wonderware Corporation
               100 Technology Drive
               Irvine, CA 92618
               Attention:   Chief Financial Officer
               Telephone:  (714) 727-3200
               Facsimile:   (714) 453-6509

        with copies to:

               Wonderware Corporation
               100 Technology Drive
               Irvine, CA 92618
               Attention:   General Counsel
               Telephone:  (714) 727-3200
               Facsimile:   (714) 453-6509

        If to the Consultant, at:

               Wonderware Corporation
               100 Technology Drive
               Irvine, CA 92618
               Attention:   Consultant
               Telephone:  (714) 727-3200
               Facsimile:   (714) 453-6509

by registered or certified mail, postage prepaid, return receipt requested.

        6. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Consultant shall not assign all or any portion of this Agreement without the prior written consent of the Company.

        7. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof as expressed in the third recital to this Agreement and supersedes all prior agreements, written or oral, between them as to such



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subject matter. Notwithstanding the foregoing, the severance arrangements described in the minutes of the Compensation Committee of the Board of Directors meeting held on October 27, 1997 previously awarded to the Consultant, shall continue in full force and effect.

        8. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

        9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the principles of conflict of laws.

        10. Modifications and Waivers. No provisions of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

        11. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

        12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Consultant has hereunto set his hand, as of the day and year first above written.

                                              WONDERWARE CORPORATION

                                         By:
                                            ------------------------------------
                                              Name:
                                              Title:


                                            ------------------------------------
                                              Name:
                                              (Consultant)



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